Bay Banks of Virginia, Inc. Announces Sale of the Former Bay Trust Building

KILMARNOCK, Va., Aug. 15, 2013 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), announced its affiliate Bay Trust Company, completed on July 1, 2013 the sale of the former Bay Trust building located at 1 North Main Street in Kilmarnock.

The building, located in the heart of Main Street, was purchased by the Town of Kilmarnock. The building now accommodates the Town of Kilmarnock's administrative staff, the Kilmarnock Police Department, the public works team and the waste water treatment plant team.

The transaction from the sale of the Bay Trust building, resulting in a gain of $165,000, is expected to reduce the subsidiary's expenses by $2,500/month.

"To build upon our strength and commitment to our clients, Bank of Lancaster and its affiliates during the last quarter of 2011 formed a Wealth Management suite at Bank of Lancaster's corporate headquarters at 100 S. Main Street in Kilmarnock. At this location, our wealth management team of experienced trust officers from Bay Trust Company and investment officers from Bank of Lancaster's Investment Advantage area are able to work closely in growing, preserving and protecting our client's assets," states Randal R. Greene, Bay Banks President and Chief Executive Officer.

"The consolidation of our wealth management resources in one location accomplishes several things for our clients. It makes it easier for them to do their banking and investment planning by placing these resources together in one location. It also makes meeting new bank clients more convenient, enabling us to talk about their financial goals and how they can plan to accomplish them, whether they need help with investments, estate planning, or a loan. We want our clients to know that we are their complete financial services provider," states Frank Burke, President and CEO of Bay Trust Company.

"The transaction of the sale of the building continues our strategic efforts to improve our operating efficiencies and long-term success of the bank," stated Mr. Greene. "With our second quarter and year to date results, we have continued to realize improved earnings. We will continue working on core earnings in 2013, but with a focus toward prudent growth into contiguous markets."

CONTACT: Kylie Bransford, 804-435-4106, kybransford@banklanc.com